Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

FIRST QUARTER FISCAL 2010 OPERATING RESULTS

Uncasville, Connecticut, February 5, 2010 – The Mohegan Tribal Gaming Authority, or the Authority, announced today its operating results for the first fiscal quarter ended December 31, 2009. The Authority is the owner and operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs.

Consolidated financial results for the first quarter ended December 31, 2009:

•	Adjusted EBITDA, a non-GAAP measure described below, of $63.8 million, a 15.2% increase over the first quarter of fiscal 2009

•	Adjusted EBITDA margin of 18.7% compared to 15.2% in the first quarter of fiscal 2009

•	Net income attributable to the Authority of $4.4 million compared to a net loss attributable to the Authority of $3.8 million in the first quarter of fiscal 2009

•	Income from operations of $37.8 million, a 35.1% increase over the first quarter of fiscal 2009

•	Net revenues of $341.8 million, a 6.1% decrease from the first quarter of fiscal 2009

•	Gaming revenues of $309.8 million, a 5.2% decrease from the first quarter of fiscal 2009

•	Gross slot revenues of $232.1 million, a 5.1% decrease from the first quarter of fiscal 2009

•	Table games revenues of $75.1 million, a 5.7% decrease from the first quarter of fiscal 2009

•	Non-gaming revenues of $60.3 million, an 11.9% decrease from the first quarter of fiscal 2009

Significant events that occurred during the first quarter ended December 31, 2009:

•	Continued execution of a company-wide cost containment program, resulting in a reduction in consolidated operating costs and expenses of $22.0 million from the first quarter of fiscal 2009

•	Issued $200.0 million second lien senior secured notes in October 2009

•	Successfully amended bank credit facility in October 2009

•	Successfully opened Bobby Flay’s Bar Americain in November 2009

•	Mohegan Sun Arena ranked 4th best venue of its size in the world for 2009 by Billboard Magazine

Consolidated Adjusted EBITDA for the quarter ended December 31, 2009 reflects increases in Adjusted EBITDA at both Mohegan Sun and Mohegan Sun at Pocono Downs. The increase in Adjusted EBITDA at Mohegan Sun was primarily the result of lower operating costs and expenses reflecting the continued execution of the cost containment program implemented during the second quarter of fiscal 2009. The growth in Adjusted EBITDA at Mohegan Sun at Pocono Downs was primarily attributable to increased net revenues. Consolidated results for the quarter ended December 31, 2009 reflect a 350 basis point improvement in consolidated Adjusted EBITDA margin compared to the first quarter of fiscal 2009.

Commenting on the financial results for the quarter, Mitchell Grossinger Etess, Chief Executive Officer of the Authority, said, “Despite the significant improvement in Adjusted EBITDA, we continue to be challenged by reduced spending per patron, especially at Mohegan Sun in Connecticut. However, I am very pleased with our ongoing efforts to manage our properties effectively and efficiently, as reflected in our cost savings during the quarter. The Authority will significantly benefit from these efforts when the economy recovers and our business volumes improve.” Mr. Etess also said, “Our team remains focused on improving revenues and continues to evaluate strategies to reduce debt and strengthen our balance sheet.”

Mohegan Sun

Financial results (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2009	December 31, 2008	Variance	Percentage Variance

Adjusted EBITDA	$59,575	$54,457	$5,118	9.4%
Income from operations	$39,922	$34,047	$5,875	17.3%
Operating costs and expenses	$242,169	$273,436	$(31,267)	(11.4)%
Net revenues	$282,091	$307,483	$(25,392)	(8.3)%
Gaming revenues	$252,994	$272,945	$(19,951)	(7.3)%
Non-gaming revenues	$55,049	$63,543	$(8,494)	(13.4)%

The increases in Adjusted EBITDA and income from operations were due to lower operating costs and expenses primarily resulting from the continued execution of the cost containment program, partially offset by the decline in net revenues. Adjusted EBITDA margin increased 340 basis points to 21.1% for the quarter ended December 31, 2009 from 17.7% in the first quarter of fiscal 2009.

Selected gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	December 31, 2009	December 31, 2008	Variance	Percentage Variance

Slots:
Handle	$2,198,497	$2,304,211	$(105,714)	(4.6)%
Gross revenues	$179,590	$195,335	$(15,745)	(8.1)%
Net revenues	$172,930	$188,095	$(15,165)	(8.1)%
Free promotional slot plays (1)	$11,374	$5,141	$6,233	121.2%
Weighted average number of slot machines (in units)	6,719	6,743	(24)	(0.4)%
Gross hold percentage	8.2%	8.5%	(0.3)%	(3.5)%
Gross win per unit per day (in dollars)	$291	$315	$(24)	(7.6)%

Table games:
Drop	$522,104	$580,631	$(58,527)	(10.1)%
Revenues	$75,132	$79,686	$(4,554)	(5.7)%
Weighted average number of table games (in units)	322	329	(7)	(2.1)%
Hold percentage (2)	14.4%	13.7%	0.7%	5.1%
Win per unit per day (in dollars)	$2,540	$2,635	$(95)	(3.6)%

Poker:
Revenues	$2,941	$2,826	$115	4.1%
Weighted average number of poker tables (in units)	42	42	—	—
Revenue per unit per day (in dollars)	$761	$731	$30	4.1%

(1)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.
(2)	Table games hold percentage is relatively predictable over longer periods of time, but can significantly fluctuate over shorter periods.

Information related to slot revenues within Mohegan Sun’s market area (in thousands, except where noted, unaudited):

	For the Three Months Ended
	December 31, 2009	December 31, 2008	Variance	Percentage Variance

Northeast slot gaming market (1) (2):
Gross revenues	$591,970	$592,168	$(198)	(0.0)%
Mohegan Sun slot win market share	32.3%	33.8%	(1.5)%	(4.4)%
Mohegan Sun slot win efficiency	122.8%	133.5%	(10.7)%	(8.0)%

Connecticut slot gaming market (3):
Gross revenues	$332,652	$351,806	$(19,154)	(5.4)%
Free promotional slot plays (4)	$22,801	$21,174	$1,627	7.7%
Mohegan Sun slot win market share	54.0%	55.5%	(1.5)%	(2.7)%
Mohegan Sun slot win efficiency	113.7%	123.6%	(9.9)%	(8.0)%

(1)	Northeast slot gaming market consists of Mohegan Sun, Foxwoods Resort Casino, including MGM Grand at Foxwoods, collectively Foxwoods, Twin River, Newport Grand and Empire City.
(2)	Includes free promotional slot plays.
(3)	Connecticut slot gaming market consists of Mohegan Sun and Foxwoods.
(4)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.

The decrease in slot revenues was primarily attributable to lower slot handle likely resulting from reduced consumer discretionary spending on activities such as gaming, leisure and hospitality due to the national economic recession. During the quarter ended December 31, 2009, the number of Mohegan Sun’s rated slot player trips increased 3.4%, while spending per rated slot player decreased 5.7% compared to the first quarter of fiscal 2009. Increased promotional offerings by competitors also may have contributed to the decrease in slot revenues, as well as the decline in Mohegan Sun’s slot win efficiency in the Northeast slot gaming market. The decrease in Mohegan Sun’s slot win efficiency in the Connecticut slot gaming market was primarily the result of a reduction in Foxwoods’ weighted average number of slot machines during the quarter.

The decline in table games revenues resulted from lower table games drop, particularly, high-limit table games play, partially offset by improved table games hold percentage. During the quarter ended December 31, 2009, the number of Mohegan Sun’s rated table games patron trips remained stable, while spending per rated table games patron decreased 24.6% compared to the first quarter of fiscal 2009, reflecting the decline in high-limit table games play, as well as the overall reduction in consumer spending caused by the national economic recession.

Non-gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	December 31, 2009	December 31, 2008	Variance	Percentage Variance

Food and beverage:
Revenues	$19,398	$20,313	$(915)	(4.5)%
Meals served	1,028	1,073	(45)	(4.2)%
Average price per meal served (in dollars)	$15.45	$15.55	$(0.10)	(0.6)%

Hotel:
Revenues	$9,542	$10,842	$(1,300)	(12.0)%
Rooms occupied	101	103	(2)	(1.9)%
Average daily room rate (ADR) (in dollars)	$91	$94	$(3)	(3.2)%
Occupancy rate	93.5%	95.6%	(2.1)%	(2.2)%
Revenue per available room (in dollars)	$85	$90	$(5)	(5.6)%

Retail, entertainment and other:
Revenues	$26,109	$32,388	$(6,279)	(19.4)%
Number of Arena events	30	31	(1)	(3.2)%
Arena tickets sold	180	190	(10)	(5.3)%
Average price per Arena ticket sold (in dollars)	$56	$78	$(22)	(28.2)%

The decrease in food and beverage revenues was primarily attributable to a $794,000 decline in food revenues, resulting from the reduction in the number of meals served at Mohegan Sun-owned food outlets. The decreased number of meals served reflects, in part, a reduction in restaurant seating capacity resulting from the closure of Fidelia’s Restaurant, which was replaced by Bobby Flay’s Bar Americain in November 2009. Food and beverage revenues also were negatively impacted by the July 2009 opening of Frank Pepe Pizzeria Napoletana, a third-party restaurant in the renovated Winter Entrance, which resulted in decreased patron visitation at Mohegan Sun-owned food outlets.

The decline in hotel revenues primarily resulted from lower room rates offered to gaming patrons due to extremely competitive room offers from Foxwoods and the Atlantic City gaming market, partially offset by a 17.3% increase in group rooms occupied during the quarter.

The decrease in retail, entertainment and other revenues was primarily due to declines in entertainment revenues of $5.2 million and retail revenues of $1.3 million. The decline in entertainment revenues resulted from the decrease in the average price per ticket due to fewer scheduled headliner shows at the Mohegan Sun Arena. The decline in retail revenues reflects lower Player’s Club point redemptions by patrons during the quarter.

Mohegan Sun at Pocono Downs

Financial results (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2009	December 31, 2008	Variance	Percentage Variance

Adjusted EBITDA	$8,057	$5,326	$2,731	51.3%
Income (loss) from operations	$2,257	$(1,010)	$3,267	323.5%
Operating costs and expenses	$57,463	$57,558	$(95)	(0.2)%
Net revenues	$59,720	$56,548	$3,172	5.6%
Gaming revenues	$56,845	$53,745	$3,100	5.8%
Non-gaming revenues	$5,246	$4,858	$388	8.0%

The increases in Adjusted EBITDA and income from operations were primarily attributable to the growth in net revenues likely resulting from the strengthened awareness of the Mohegan Sun brand in the Northeastern Pennsylvania slot gaming market, combined with the results of the continued execution of the cost containment efforts at Mohegan Sun at Pocono Downs. These results likely were partially offset by the impact of new competition following the May 2009 opening of Sands Casino Resort Bethlehem, or Sands Bethlehem, in Bethlehem, Pennsylvania, located approximately 70 miles from Mohegan Sun at Pocono Downs. Adjusted EBITDA margin increased 410 basis points to 13.5% for the quarter ended December 31, 2009 from 9.4% in the first quarter of fiscal 2009.

Selected gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	December 31, 2009	December 31, 2008	Variance	Percentage Variance
Slot handle	$677,763	$582,551	$95,212	16.3%
Gross slot revenues	$52,551	$49,351	$3,200	6.5%
Net slot revenues	$52,521	$49,294	$3,227	6.5%
Free promotional slot plays (1)	$9,549	$4,512	$5,037	111.6%
Weighted average number of slot machines (in units)	2,466	2,479	(13)	(0.5)%
Gross slot hold percentage	7.8%	8.5%	(0.7)%	(8.2)%
Gross slot win per unit per day (in dollars)	$232	$216	$16	7.4%

(1)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.

Information related to slot revenues within Mohegan Sun at Pocono Downs’ market area (in thousands, except where noted, unaudited):

	For the Three Months Ended
	December 31, 2009	December 31, 2008	Variance	Percentage Variance

Northeastern Pennsylvania slot gaming market (1):
Gross revenues	$140,175	$91,515	$48,660	53.2%
Free promotional slot plays (2)	$36,792	$12,849	$23,943	186.3%
Mohegan Sun at Pocono Downs slot win market share	37.5%	53.9%	(16.4)%	(30.4)%
Mohegan Sun at Pocono Downs slot win efficiency	119.9%	108.7%	11.2%	10.3%

(1)	Northeastern Pennsylvania slot gaming market consists of Mohegan Sun at Pocono Downs, Mount Airy Resort Casino and Sands Casino Resort Bethlehem, which opened on May 20, 2009.
(2)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.

The growth in slot revenues was primarily attributable to the strengthened awareness of the Mohegan Sun brand in the Northeastern Pennsylvania slot gaming market and the success of Mohegan Sun at Pocono Downs’ targeted direct mail promotional programs, partially offset by the increased competition following the opening of Sands Bethlehem. The decrease in gross slot hold percentage was primarily attributable to the significant increase in free promotional slot plays provided to Player’s Club members. The increase in Mohegan Sun at Pocono Downs’ slot win efficiency in the Northeastern Pennsylvania slot gaming market during the quarter reflects the opening of Sands Bethlehem, which had a greater impact on Mount Airy Resort Casino as compared to Mohegan Sun at Pocono Downs. The decline in Mohegan Sun at Pocono Downs’ slot win market share in the Northeastern Pennsylvania slot gaming market was attributable to the opening of Sands Bethlehem, which increased the total number of slot machines in the Northeastern Pennsylvania slot gaming market.

Non-gaming revenues (in thousands, except where noted, unaudited):

	For the Three Months Ended
	December 31, 2009	December 31, 2008	Variance	Percentage Variance

Food and beverage:
Revenues	$3,917	$3,575	$342	9.6%
Meals served	157	214	(57)	(26.6)%
Average price per meal served (in dollars)	$12.16	$9.15	$3.01	32.9%

Retail and other:
Revenues	$1,329	$1,283	$46	3.6%

The growth in food and beverage revenues primarily resulted from an increase in the average price per meal at the 300-seat Timbers Buffet, partially offset by the reduction in the number of meals served. The reduction in the number of meals served reflects a shift in patron visitation from Mohegan Sun at Pocono Downs-owned food outlets to third-party outlets.

Corporate

Total Corporate expenses (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2009	December 31, 2008	Variance	Percentage Variance

Total Corporate expenses	$4,349	$5,030	$(681)	(13.5)%

The decrease in total Corporate expenses was primarily attributable to reduced spending on gaming diversification efforts.

Cost Containment Program

As a result of declines in business volumes and uncertainties in the financial markets, the Authority undertook a series of steps to reduce expenditures, including a company-wide cost containment program that became effective during the second quarter of fiscal 2009. This program included, among other things, employee salary rollbacks, suspension of all annual and merit-based compensation increases, reductions in work hours, suspension of employer-matching 401(k) contributions and funding of other contributions to the Mohegan Retirement and 401(k) Plan. In addition, the Authority implemented, and continues to implement, initiatives to further reduce operating expenses, including reductions in advertising expenditures, certain marketing programs, hours of operation in certain food and beverage and retail outlets and reductions in most other operating cost categories. The Authority estimates that the cost containment program yielded consolidated cost savings totaling approximately $22.0 million for the quarter ended December 31, 2009. Since inception, consolidated cost savings yielded by the cost containment program totaled approximately $108.0 million.

“We are extremely pleased with our ability to access the debt market this past October,” said Jeffrey E. Hartmann, Chief Operating Officer of the Authority. “The issuance of our $200 million 11 1/2% second lien notes to refinance the term loan under our bank credit facility is reflective of the debt market’s continued confidence in the Authority and the Mohegan Tribe.” Mr. Hartmann also said, “We are very excited with the introduction of table games at Mohegan Sun at Pocono Downs. This will allow us to leverage our deep and talented pool of employees and provide them with career advancement opportunities in Pennsylvania.”

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Three Months Ended		Adjusted EBITDA For the Three Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Mohegan Sun	$282,091	$307,483	$59,575	$54,457
Mohegan Sun at Pocono Downs	59,720	56,548	8,057	5,326
Corporate	—	—	(3,816)	(4,378)

Total	$341,811	$364,031	$63,816	$55,405

Financing Update, Liquidity, Capital Spending and Capital Resources

Financing Update

On October 26, 2009, the Authority issued $200.0 million second lien senior secured notes with fixed interest payable at a rate of 11  1/2% per annum, or the 2009 second lien senior secured notes. The 2009 second lien secured notes were issued at a discount of 96.234% to yield an effective interest rate of 12 1/4% per annum. The net proceeds from this financing were used to repay the Authority’s then existing term loan under its bank credit facility in the aggregate principal amount of $147.0 million, to repay $41.0 million of revolving loans under the bank credit facility and to pay related transaction costs and expenses associated with the issuance. The 2009 second lien senior secured notes mature on November 1, 2017. The first call date for the 2009 second lien senior secured notes is November 1, 2013. Interest on the 2009 second lien senior secured notes is payable semi-annually on May 1st and November 1st, commencing May 1, 2010. The 2009 second lien senior secured notes are collateralized by a second lien on substantially all of the Authority’s property and assets, and that of its existing and future guarantor subsidiaries, and are effectively subordinated to all of the Authority’s first lien secured debt, including borrowings under the bank credit facility, to the extent of the collateral securing such debt. The 2009 second lien senior secured notes rank equally in right of payment with all of the Authority’s and its existing and future guarantor subsidiaries’ senior indebtedness and with the Authority’s senior relinquishment payment obligations under the relinquishment agreement that are then due and owing, but, to the extent of the value of the collateral, rank effectively senior to all of the Authority’s unsecured senior indebtedness, including its 6  1/8% senior notes due 2013 and payment obligations under the relinquishment agreement. The 2009 second lien senior secured notes rank senior to all of the Authority’s and its existing and future guarantor subsidiaries’ subordinated indebtedness, including the Authority’s 8  3/8% senior subordinated notes due 2011, 8% senior subordinated notes due 2012, 7 1/8% senior subordinated notes due 2014 and 6  7/8% senior subordinated notes due 2015. The 2009 second lien senior secured notes are fully guaranteed, jointly and severally, on a second lien senior secured basis, by the Authority’s guarantor subsidiaries.

The 2009 second lien senior secured notes and guarantees have not been and will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

On October 26, 2009, concurrently with the issuance of the 2009 second lien senior secured notes, the Authority entered into an amendment to the terms of the bank credit facility. Among other provisions, the amendment modified the terms of the bank credit facility to increase the Authority’s maximum total leverage and senior leverage ratio covenants, to increase pricing thereunder and to reduce the revolving commitments thereunder by $25.0 million. Upon the repayment of the $147.0 million term loan with proceeds from the issuance of the 2009 second lien senior secured notes and the $25.0 million permanent reduction in revolving commitments, the total commitments under the bank credit facility were reduced from $847.0 million to $675.0 million.

Liquidity

As of December 31, 2009, the Authority held cash and cash equivalents of $84.9 million compared to $64.7 million as of September 30, 2009. As of December 31, 2009, there was $553.0 million drawn on the Authority’s $675.0 million bank credit facility. As of December 31, 2009, the amount under letters of credit issued pursuant to the Authority’s bank credit facility totaled $4.2 million, of which no amounts were drawn. Inclusive of letters of credit, which reduce borrowing availability under the bank credit facility, and after taking into account restrictive financial covenants under the bank credit facility and the Authority’s line of credit and note indentures, the Authority had approximately $117.8 million of borrowing capacity under the bank credit facility as of December 31, 2009. The Authority’s total debt, including capital leases, was approximately $1.66 billion as of December 31, 2009 compared to $1.64 billion as of September 30, 2009.

Interest Expense

Interest expense increased by $884,000, or 3.2%, to $28.5 million for the quarter ended December 31, 2009 compared to $27.7 million for the quarter ended December 31, 2008. The increase in interest expense was primarily due to higher weighted average outstanding debt and lower capitalized interest, partially offset by decreased weighted average interest rate. The weighted average outstanding debt was $1.67 billion for the quarter ended December 31, 2009 compared to $1.63 billion for the quarter ended December 31, 2008. Capitalized interest was $21,000 for the quarter ended December 31, 2009 compared to $668,000 for the quarter ended December 31, 2008. The increase in weighted average outstanding debt was due to additional borrowings on the bank credit facility to fund capital expenditures for Project Horizon. The weighted average interest rate was 6.8% for the quarter ended December 31, 2009 compared to 6.9% for the quarter ended December 31, 2008.

Capital Spending

The Authority’s capital expenditures totaled $10.0 million for the quarter ended December 31, 2009 compared to $32.8 million for the quarter ended December 31, 2008. These capital expenditures consisted of capital expenditures at Mohegan Sun totaling $8.8 million, which included Project Horizon construction expenditures of $6.1 million, including capitalized interest of $21,000, and $2.7 million in maintenance and development capital expenditures. Net capital expenditures at Mohegan Sun at Pocono Downs totaled $1.2 million for the quarter ended December 31, 2009.

Capital expenditures for fiscal 2010 at Mohegan Sun at Pocono Downs, exclusive of table games related spending, are forecast to be approximately $3.0 million.

Capital expenditures for fiscal 2010 at Mohegan Sun, exclusive of Project Horizon spending, are forecast to be approximately $27.0 million in maintenance and development capital expenditures.

Mohegan Sun at Pocono Downs - Introduction of Table Games

On January 7, 2010, the Governor of the Commonwealth of Pennsylvania signed Senate Bill 711, a significant amendment to the Pennsylvania Race Horse Development and Gaming Act. Among other changes, Senate Bill 711 allows licensed slot machine operators in the Commonwealth of Pennsylvania to operate table games, including poker, subject to approval by the Pennsylvania Gaming Control Board, or the PGCB, and payment of a one-time, non-refundable, table games authorization fee. Pursuant to Senate Bill 711, during the initial two years of operation, table games revenues will be taxed at a rate of 14%, plus 2% in local share assessments. Following the initial two years of operation, the tax rate will be reduced to 12%, plus the 2% local share assessments. On January 22, 2010, Downs Racing, L.P., or Downs Racing, the first slot licensee to have offered slot machine gaming in the Commonwealth of Pennsylvania, filed the first petition with the PGCB for a certificate to operate table games. The PGCB is required to either approve or deny the petition within 60 days of receipt. The PGCB has scheduled a public input hearing regarding the petition on February 24, 2010 in Plains Township, Pennsylvania. For Category One slot machine licensees, such as Downs Racing, the one-time table games authorization fee is $16.5 million, if paid prior to June 1, 2010, which is the Authority’s intent, or $24.8 million, if paid thereafter.

The Authority plans to renovate the existing Mohegan Sun at Pocono Downs facility to accommodate the operation of 82 table games. Total costs for this renovation are forecast to be approximately $17.9 million, inclusive of $2.0 million in pre-opening costs and expenses. The renovation will include the relocation of approximately 300 slot machines to a new gaming area, or the Grove, the addition of the 82 table games, including poker, blackjack, roulette and craps in the vacated slot area, the renovation of the lower level of the racing grandstand to accommodate the addition of poker, the recruitment and training of approximately 500 new employees and the acquisition of all other requisite gaming equipment to support the renovation. Total project costs, including the one-time table games authorization fee, are forecast to be approximately $34.4 million. The Authority plans to open the renovated gaming areas during the fourth quarter of fiscal 2010.

Mohegan Sun - Project Horizon

Project Horizon, Mohegan Sun’s second major expansion, was initially planned to include four major components: Sunrise Square, Casino of the Wind, Property Infrastructure, including a new parking garage, additional surface parking lots, site development and road improvements, and the Earth Expansion, including a new hotel and related retail areas, as well as improvements to the existing Winter Parking Garage and Winter Entrance. As of December 31, 2009, Sunrise Square, Casino of the Wind and the Winter Parking Garage and infrastructure improvements were completed.

In September 2008, the Authority announced the suspension of the hotel, retail and new parking garage elements of Project Horizon due to a slowdown in business volumes and uncertainties in the financial markets resulting from the national economic recession. The costs incurred for the suspended elements were related to excavation and foundation work for the planned podium and hotel tower, as well as professional fees for design and architectural work. The Authority is currently evaluating its options with respect to the development of the suspended elements, including the new hotel; however, it can provide no assurance as to if or when the suspended elements will resume. As of December 31, 2009, $76.4 million of assets related to the suspended elements were included within construction in process.

The Winter Entrance of the Earth Expansion, which connects the Winter Parking Garage to Casino of the Earth, opened in July 2009. The renovated Winter Entrance incorporates new food and beverage facilities, including: Bobby Flay’s Bobby’s Burger Palace, Frank Pepe Pizzeria Napoletana and Fidelia’s Market, a quick-serve dining area featuring Jasper White’s Summer Shack Express, Woodland Wok and Chief’s Bagels, Subs & Sweets. Additionally, Bobby Flay’s Bar American and The Original SoupMan were opened in November 2009. Bobby Flay’s Bar Americain is located in the area previously occupied by Fidelia’s Restaurant. The Original SoupMan is located in Fidelia’s Market. Estimated remaining project costs relating to the Winter Entrance consist primarily of costs to complete the theming of the Winter Entrance.

As of December 31, 2009, the breakdown of incurred, estimated remaining and total project costs for the various Project Horizon elements, was as follows:

(in millions, excluding capitalized interest)	Incurred Project Costs	Estimated Remaining Project Costs (1)	Total Project Costs

Elements Completed or In Process:
Sunrise Square	$16.7	$—	$16.7
Casino of the Wind	111.3	—	111.3
Property Infrastructure	37.5	—	37.5
Winter Parking Garage Improvements	3.4	—	3.4
Winter Entrance	43.6	6.4	50.0

Subtotal	212.5	6.4	218.9

Elements Suspended:
Earth Expansion	78.9	1.6	80.5
New Parking Garage	2.2	—	2.2

Subtotal	81.1	1.6	82.7

Total	$293.6	$8.0	$301.6

(1)	Anticipated to be incurred in fiscal 2010.

Capital Resources

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $27.3 million and $14.9 million for the quarters ended December 31, 2009 and 2008, respectively. Distributions to the Tribe are anticipated to approximate between $59.0 million and $64.0 million for fiscal 2010.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments and foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next 12 months. However, the Authority can provide no assurance in this regard. Any future investments in Mohegan Sun and Mohegan Sun at Pocono Downs are anticipated to be funded through a combination of operating cash flows and draws under the bank credit facility.

Conference Call

The Authority will host a conference call and simultaneous webcast regarding its first quarter fiscal 2010 operating results on Friday, February 5, 2010 at 3:00 p.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(877) 756-4274

(706) 643-0107 (International)

Conference ID: 51676035

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the Authority’s website at www.mtga.com, under the “Investor Relations/Financial News” section. Interested parties also may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Friday, February 5, 2010. This replay will run through February 19, 2010.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (International)

Conference ID: 51676035

A transcript will be available on the Authority’s website for a period of 90 days following the conference call.

About the Authority

The Authority is an instrumentality of the Tribe, a federally-recognized Indian tribe with an approximately 507-acre reservation situated in Southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing situated on a 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, 100,000 square feet of retail space, including The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Mohegan Sun at Pocono Downs offers approximately 2,500 slot machines and electronic table games, several dining options, including two fine dining restaurants, a casual dining 300-seat buffet and a quick-serve dining area, six retail outlets, three bars/lounges and a bus passenger lounge. Mohegan Sun at Pocono Downs plans to commence table games and poker operations in the fourth quarter of fiscal 2010. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2009, as well as in the Authority’s other reports and filings with the Securities and Exchange

Commission. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands)

(unaudited)

	For the Three Months Ended December 31, 2009	For the Three Months Ended December 31, 2008
Revenues:
Gaming	$309,839	$326,690
Food and beverage	23,315	23,888
Hotel	9,542	10,842
Retail, entertainment and other	27,438	33,671

Gross revenues	370,134	395,091
Less - Promotional allowances	(28,323)	(31,060)

Net revenues	341,811	364,031

Operating costs and expenses:
Gaming	200,818	221,346
Food and beverage	11,184	11,726
Hotel	3,610	3,763
Retail, entertainment and other	7,954	12,631
Advertising, general and administrative	50,613	54,782
Corporate expenses	4,329	5,009
Pre-opening costs and expenses	42	241
Depreciation and amortization	25,431	26,526

Total operating costs and expenses	303,981	336,024

Income from operations	37,830	28,007

Other income (expense):
Accretion of discount to the relinquishment liability	(3,856)	(5,106)
Interest income	732	989
Interest expense, net of capitalized interest	(28,549)	(27,665)
Loss on early extinguishment of debt	(1,584)	—
Write-off of debt issuance costs	(338)	—
Other expense, net	(344)	(633)

Total other expense	(33,939)	(32,415)

Net income (loss)	3,891	(4,408)
Loss attributable to non-controlling interests	513	631

Net income (loss) attributable to Mohegan Tribal Gaming Authority	$4,404	$(3,777)

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended
	December 31, 2009	December 31, 2008
Operating Results:
Gross revenues	$370,134	$395,091
Net revenues	$341,811	$364,031
Income from operations	$37,830	$28,007

Other Data:
Adjusted EBITDA	$63,816	$55,405
Capital expenditures	$9,974	$32,840
Cash interest paid	$16,931	$15,005

	December 31, 2009	September 30, 2009
Balance Sheet Data:
Cash and cash equivalents	$84,878	$64,664
Debt, including capital leases	$1,664,825	$1,636,564

MOHEGAN SUN

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended
	December 31, 2009	December 31, 2008
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$59,575	$54,457
Adjusted EBITDA margin	21.1%	17.7%

Capital expenditures (in thousands)	$8,792	$30,574
Capitalized interest (in thousands)	$21	$668

Weighted average number of units:
Slot machines	6,719	6,743
Table games	322	329
Poker tables	42	42

Win per unit per day:
Slot machines (gross)	$291	$315
Table games	$2,540	$2,635
Poker tables	$761	$731

Hold percentage:
Slot machines (gross)	8.2%	8.5%
Table games	14.4%	13.7%

Northeast slot gaming market statistics:
Slot win market share	32.3%	33.8%
Slot win efficiency	122.8%	133.5%

Connecticut slot gaming market statistics:
Slot handle market share	55.4%	54.7%
Slot win market share	54.0%	55.5%
Slot handle efficiency	116.6%	121.8%
Slot win efficiency	113.7%	123.6%

Food and beverage statistics:
Meals served (in thousands)	1,028	1,073
Average price per meal served	$15.45	$15.55

Hotel statistics:
Rooms occupied (in thousands)	101	103
Hotel occupancy percentage	93.5%	95.6%
Average daily rate	$91	$94
Revenue per available room	$85	$90

Entertainment statistics:
Arena events	30	31
Arena tickets sold (in thousands)	180	190
Average price per Arena ticket sold	$56	$78

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended
	December 31, 2009	December 31, 2008
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$8,057	$5,326
Adjusted EBITDA margin	13.5%	9.4%

Capital expenditures (in thousands)	$1,182	$2,266

Slot statistics:
Weighted average number of slot machines	2,466	2,479
Win per unit per day (gross)	$232	$216
Hold percentage (gross)	7.8%	8.5%
Slot handle market share (1)	33.7%	49.0%
Slot win market share (1)	37.5%	53.9%
Slot handle efficiency (1)	107.8%	98.8%
Slot win efficiency (1)	119.9%	108.7%

Food and beverage statistics:
Meals served (in thousands)	157	214
Average price per meal served	$12.16	$9.15

(1)	Includes results of Mohegan Sun at Pocono Downs, Mount Airy Resort Casino and Sands Casino Resort Bethlehem, which opened on May 20, 2009.

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

(unaudited)

Reconciliations of Adjusted EBITDA to Net Income (Loss) attributable to Mohegan Tribal Gaming Authority:

Reconciliations of Adjusted EBITDA to net income (loss) attributable to Mohegan Tribal Gaming Authority, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended
	December 31, 2009	December 31, 2008

Adjusted EBITDA	$63,816	$55,405
Pre-opening costs and expenses	(42)	(241)
Depreciation and amortization	(25,431)	(26,526)
Loss attributable to non-controlling interests	(513)	(631)

Income from operations	37,830	28,007

Accretion of discount to the relinquishment liability	(3,856)	(5,106)
Interest income	732	989
Interest expense, net of capitalized interest	(28,549)	(27,665)
Loss on early extinguishment of debt	(1,584)	—
Write-off of debt issuance costs	(338)	—
Other expense, net	(344)	(633)

Net income (loss)	3,891	(4,408)
Loss attributable to non-controlling interests	513	631

Net income (loss) attributable to Mohegan Tribal Gaming Authority	$4,404	$(3,777)

Reconciliations of Income (Loss) from Operations to Adjusted EBITDA (unaudited):

Reconciliations of income (loss) from operations, a financial measure determined in accordance with GAAP, to Adjusted EBITDA, are shown below (in thousands):

	For the Three Months Ended December 31, 2009
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Loss attributable to Non-controlling Interests	Adjusted EBITDA
Mohegan Sun	$39,922	$42	$19,611	$—	$59,575
Mohegan Sun at Pocono Downs	2,257	—	5,800	—	8,057
Corporate	(4,349)	—	20	513	(3,816)

Total	$37,830	$42	$25,431	$513	$63,816

	For the Three Months Ended December 31, 2008
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Loss attributable to Non-controlling Interests	Adjusted EBITDA
Mohegan Sun	$34,047	$50	$20,360	$—	$54,457
Mohegan Sun at Pocono Downs	(1,010)	191	6,145	—	5,326
Corporate	(5,030)	—	21	631	(4,378)

Total	$28,007	$241	$26,526	$631	$55,405

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release, represents earnings before interest, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability to TCA pursuant to a relinquishment agreement, loss on early extinguishment of debt, write-off of debt issuance costs and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and the reconciliations provided, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (loss) attributable to the Authority (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of Adjusted EBITDA or other similarly titled measurements used by other casino and hospitality companies, and therefore, comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income (loss) attributable to the Authority, such as interest, depreciation and amortization and accretion of discount to the relinquishment liability, as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of interest, depreciation and amortization, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA, both in its reconciliations to the GAAP financial measure of net income (loss) attributable to the Authority and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release:

Mohegan Tribal Gaming Authority, Uncasville, Connecticut, February 5, 2010

Contacts:

Mitchell Grossinger Etess

Chief Executive Officer

Mohegan Tribal Gaming Authority

(860) 862-8000

Jeffery E. Hartmann

Chief Operating Officer

Mohegan Tribal Gaming Authority

(860) 862-8000

Leo M. Chupaska

Chief Financial Officer

Mohegan Tribal Gaming Authority

(860) 862-8000